UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
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Ascent Media Corporation

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ASCENT MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5622

May 24, 2010

Dear Stockholder:

The 2010 annual meeting of stockholders of Ascent Media Corporation will be held at 9:00 a.m., local time, on July 9, 2010, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, Tel. No. (800) 257-7544.

At the annual meeting, you will be asked to consider and vote on the re-election of two of our directors, the ratification of our auditors and a stockholder proposal relating to the redemption of rights issued pursuant to our shareholder rights plan, each of which is described in greater detail in the accompanying proxy statement.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the accompanying proxy statement and then vote via the Internet or telephone as promptly as possible. Alternatively, request a paper proxy card to complete, sign and return by mail. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting. It will not, however, prevent you from later revoking your proxy or changing your vote.

Thank you for your continued support and interest in our company.

Very truly yours,

William R. Fitzgerald
Chairman and Chief Executive Officer

The Notice of Internet Availability of Proxy Materials is first being mailed on or about May 28, 2010, and the proxy materials relating to the annual meeting will first be made available on or about the same date.

ASCENT MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5622

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 9, 2010

NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Ascent Media Corporation to be held at 9:00 a.m., local time, on July 9, 2010, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, Tel. No. (800) 257-7544, to consider and vote on the following:

1. A proposal to re-elect Philip J. Holthouse and Brian C. Mulligan to serve as the Class II members of our board of directors until the 2013 annual meeting of stockholders (the election of director proposal);

2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010 (the auditors ratification proposal); and

3. A stockholder proposal relating to the redemption of the preferred share purchase rights issued pursuant to our Rights Agreement dated September 17, 2008, as amended (which we refer to as the Rights Plan) (the stockholder proposal).

We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting. You may also be asked to consider and vote on any other business properly brought before the annual meeting.

Holders of record of our Series A common stock, par value $.01 per share, and Series B common stock, par value $.01 per share, outstanding as of 5:00 p.m., New York City time, on May 20, 2010, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment thereof. Holders of Series A common stock and Series B common stock will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices for review by our stockholders, for any purpose germane to the annual meeting, for at least 10 days prior to the annual meeting.

The following stockholder approvals are required with respect to the matters described above:

•	Approval of the election of director proposal requires the affirmative vote of a plurality of the shares of our common stock outstanding on the record date that are voted in person or by proxy, voting together as a single class, at the annual meeting. This means that Mr. Holthouse and Mr. Mulligan will be elected if they receive more affirmative votes than any other persons.

•	Approval of the auditors ratification proposal and the stockholder proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock outstanding on the record date that are present in person or by proxy, voting together as a single class, at the annual meeting.

Our board of directors has carefully considered and approved each of the election of director proposal and the auditors ratification proposal and recommends that you vote FOR each of these proposals. Our board of directors recommends that you vote AGAINST the stockholder proposal described above.

YOUR VOTE IS IMPORTANT.  We urge you to vote as soon as possible by telephone, Internet or mail.

By order of the board of directors,

William E. Niles
Executive Vice President,
General Counsel and Secretary

Englewood, Colorado
May 24, 2010

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE BY TELEPHONE OR INTERNET. ALTERNATIVELY, REQUEST A PAPER PROXY CARD TO COMPLETE, SIGN AND RETURN BY MAIL.

ASCENT MEDIA CORPORATION
a Delaware corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5622

PROXY STATEMENT
For Annual Meeting of Stockholders

We are furnishing this proxy statement in connection with the board of directors’ solicitation of proxies for use at our 2010 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, Tel. No. (800) 257-7544, on July 9, 2010, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A common stock, par value $0.01 per share, and Series B common stock, par value $0.01 per share.

ANNUAL MEETING; PROXIES

Notice and Access of Proxy Materials

We have elected, in accordance with the Securities and Exchange Commission’s “Notice and Access” rule, to deliver a Notice of Internet Availability of Proxy Materials (the Notice) to our stockholders and to post our proxy statement and our annual report to our stockholders (collectively, the proxy materials) electronically. The Notice was first mailed to our stockholders on or about May 28, 2010. The proxy materials are first being made available to our stockholders on or about the same date.

The Notice instructs you how to access and review the proxy materials and how to submit your proxy via the Internet or by telephone. The Notice also instructs you how to request and receive a paper copy of the proxy materials, including a proxy card or voting instruction form, at no charge. We will not mail a paper copy of the proxy materials to you unless specifically requested to do so.

Electronic Delivery

Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/us/ecomms. You may also sign up for electronic delivery when you vote by Internet at www. envisionreports.com/ASCMA, by following the prompts. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. You may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 800-730-4001 (outside the United States 781-575-2879). Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

Time, Place and Date

The annual meeting of the stockholders is to be held at 9:00 a.m., local time, on July 9, 2010, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, Tel. No. (800) 257-7544.

Purpose

At the annual meeting, you will be asked to consider and vote on each of the following:

•	the election of directors proposal to re-elect Philip J. Holthouse and Brian C. Mulligan to serve as Class II members of our board of directors until the 2013 annual meeting of stockholders;

•	the auditors ratification proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010; and

•	the stockholder proposal relating to the redemption of the preferred share purchase rights issued pursuant to the Rights Plan.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

Quorum

In order to carry on the business of the annual meeting, a quorum of stockholders must be present. This means that at least a majority of the aggregate voting power represented by the outstanding shares of our common stock as of the record date must be present at the annual meeting, either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on one or more of the proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (which we refer to as broker non-votes) nevertheless will be treated as present for purposes of determining the presence of a quorum.

Who May Vote; Record Date

Holders of our Series A common stock and Series B common stock, as recorded in our stock register as of 5:00 p.m., New York City time, on May 20, 2010 (which is the record date for the annual meeting), may vote at the annual meeting or at any adjournment or postponement thereof.

Votes Required

Approval of the election of director proposal requires the affirmative votes of a plurality of the shares of our common stock outstanding on the record date that are voted in person or by proxy, voting together as a single class, at the annual meeting. This means that Mr. Holthouse and Mr. Mulligan will be elected if they receive more affirmative votes than any other persons.

Approval of the auditors ratification proposal and stockholder proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock outstanding on the record date that are present in person or by proxy, voting together as a single class, at the annual meeting.

Votes You Have

At the annual meeting, holders of Series A common stock will have one vote per share for each share of Series A common stock that our records show they owned on the record date, and holders of Series B common stock will have ten votes per share for each share of Series B common stock that our records show they owned on the record date. Holders of all series of our common stock will vote together as a single class.

Shares Outstanding

On the record date, 13,560,955 shares of our Series A common stock and 734,027 shares of our Series B common stock were outstanding.

Number of Holders

As of the record date, there were approximately 1,256 and 68 record holders of Series A common stock and Series B common stock, respectively.

Voting Procedures for Record Holders

Holders of record of our common stock as of the record date may vote in person at the annual meeting. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card, or by voting by telephone or over the Internet. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described below and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

YOUR VOTE IS IMPORTANT.  It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting. Specific voting instructions are set forth in this proxy statement and on both the Notice and proxy card.

If a proxy is properly executed and submitted by a record holder without indicating any voting instructions, the shares of our common stock represented by the proxy will be voted FOR the approval of each of the proposals.

If you submit a proxy card on which you indicate that you abstain from voting, it will have no effect on the election of director proposal but will have the same effect as a vote AGAINST the auditors ratification proposal and the stockholder proposal.

If you fail to respond with a vote, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (assuming a quorum is present).

Voting Procedures for Shares Held in Street Name

General.  If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares of our common stock or when granting or revoking a proxy.

Rule Change.  Due to a recent rule change by the New York Stock Exchange, brokers, banks and other nominees are no longer authorized to vote shares on behalf of their clients in any election of directors. Accordingly, to ensure your shares held in street name are voted on the election of directors proposal, we encourage you to provide specific voting instructions to your broker, bank or other nominee promptly.

Effect of Broker Non-Votes.  Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of common stock or how to change your vote or revoke your proxy.

Revoking a Proxy

Before the start of the annual meeting, you may change your vote, by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Ascent Media Corporation, c/o Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021. Any proxy revocation or new proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the same method) not later than 1:00 a.m., Central time, on July 9, 2010.

Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you. Please be sure to request a ballot at the annual meeting if you have not voted or wish to change your vote.

If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

Solicitation of Proxies

The proxy for the annual meeting is being solicited on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Recommendation of Our Board of Directors

Our board of directors has approved the election of director proposal and the auditors ratification proposal and recommends that you vote FOR each of these proposals. Our board of directors recommends that you vote AGAINST the stockholder proposal.

Other Matters to Be Voted on at the Annual Meeting

Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment, unless you indicate otherwise in your proxy. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity (excluding any of our directors and executive officers) known by us to own more than five percent of the outstanding shares of any series of our common stock. All of such information is based on publicly available filings.

The security ownership information is given as of March 31, 2010, and, in the case of percentage ownership information, is based upon 13,560,855 shares of our Series A common stock and 734,127 shares of our Series B common stock, in each case, outstanding on that date. The percentage voting power is presented on an aggregate basis for all series of common stock.

Name and Address	Title of	Amount and Nature of		Percent of	Voting
of Beneficial Owner	Class	Beneficial Ownership		Class	Power

Robert R. Bennett	Series A	17,980	(1)(2)(3)	*	3.7%
c/o Liberty Media Corporation	Series B	76,212	(1)(2)	10.4%
12300 Liberty Boulevard Englewood, CO 80112
BlackRock, Inc.	Series A	1,184,307	(4)	8.8%	5.7%
40 East 52nd Street New York, NY 10022
FMR LLC	Series A	857,185	(5)	6.4%	4.1%
82 Devonshire Street Boston, MA 02109
Mario J. Gabelli	Series A	1,177,969	(6)	8.8%	5.6%
c/o GAMCO Investors, Inc. One Corporate Center Rye, NY 10580
T. Rowe Price Associates, Inc.	Series A	873,977	(7)	6.5%	4.2%
100 E. Pratt Street Baltimore, MD 21202

*	Less than one percent.

(1)	Based upon the Schedule 13D filed on February 22, 2010 by Robert R. Bennett, which states that Mr. Bennett has sole voting power and sole dispositive power over 17,980 shares of Series A common stock and 76,212 shares of Series B common stock.

(2)	Includes 12,472 shares of Series A Common Stock and 76,210 shares of Series B common stock jointly held by Mr. Bennett and his wife, Deborah Bennett. Also includes 5,491 shares of Series A Common Stock and 2 shares of Series B Common Stock owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife, Deborah Bennett.

(3)	Does not include beneficial ownership of shares of our Series A common stock issuable upon exercise of conversion rights relating to shares of our Series B common stock held by Mr. Bennett.

(4)	Based upon the Schedule 13G filed on January 29, 2010 by BlackRock, Inc., which states that BlackRock, Inc., a parent holding company, has sole voting power and sole dispositive power over 1,184,307 shares. All shares covered by the Schedule 13G are held by subsidiaries of BlackRock, Inc.

(5)	Based upon Amendment No. 1 to Schedule 13G filed on February 16, 2010 by FMR LLC, a parent holding company (FMR). Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 781,124 shares as a result of acting as an investment adviser. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR (SAI), is the beneficial owner of 11 shares as a result of acting as an investment adviser. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR (PGATC), is the beneficial owner of 76,050 shares as a result of acting as an investment manager. The Schedule 13G states that FMR has sole voting power over the 76,061 shares beneficially owned by SAI and PGATC and sole dispositive power over 857,185 shares.

(6)	Based upon Amendment No. 9 to Schedule 13D filed on March 15, 2010 by Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Teton Advisors, Inc., Gabelli Foundation, Inc., GGCP, Inc., GAMCO Investors, Inc. and Mario J. Gabelli (whom we collectively refer to as the Gabelli Reporting Persons). In addition to shares of our Series A common stock held directly by Mr. Gabelli, Mr. Gabelli is deemed to have beneficial ownership of those shares of our common stock held by the other Gabelli Reporting Persons. The Schedule 13D states that Mr. Gabelli has sole voting power and sole dispositive power over 1,300 shares.

(7)	Based upon Amendment No. 2 to Schedule 13G filed on February 12, 2010 by T. Rowe Price Associates, Inc. (T. Rowe Price), an investment advisor, which states that T. Rowe Price has sole voting power over 241,429 shares and sole dispositive power over 873,977 shares. T. Rowe Price is deemed the beneficial owner of such shares as a result of acting as an investment advisor.

Security Ownership of Management

The following table sets forth information with respect to the ownership by each of our directors, each of our named executive officers (as defined below) and by all of our directors and executive officers as a group, of shares of Series A common stock and Series B common stock. The security ownership information is given as of March 31, 2010, and, in the case of percentage ownership information, is based upon 13,560,855 shares of Series A common stock and 734,127 shares of Series B common stock, in each case, outstanding on that date. Such outstanding share amounts do not include shares of our common stock that may be issued upon the exercise of stock options, including stock options disclosed in the table below. The percentage voting power is presented in the table below on an aggregate basis for all series of common stock.

Shares of restricted stock that have been granted pursuant to our equity incentive plans are included in the outstanding share numbers provided throughout this proxy statement. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that, as of March 31, 2010, were exercisable or convertible on such date or within 60 days thereafter, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. For purposes of the following presentation, any beneficial ownership of shares of our Series B common stock, though convertible on a one-for-one basis into shares of our Series A common stock, is reported as beneficial ownership of our Series B common stock only, and not as beneficial ownership of our Series A common stock. So far as is known to us, the persons indicated below have sole voting power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

	Title of	Amount and Nature of		Percent of	Voting
Name of Beneficial Owner	Class	Beneficial Ownership		Class	Power

William R. Fitzgerald	Series A	192,083	(1)(2)	1.4%	*
Chairman of the Board and	Series B	—		—
Chief Executive Officer
Philip J. Holthouse	Series A	13,468	(1)(2)(3)	*	*
Director	Series B	—		—
John C. Malone	Series A	150,617	(4)(5)(6)	1.1%	30.3%
Director	Series B	618,525		84.3%
Brian C. Mulligan	Series A	13,448	(1)(2)	*	*
Director	Series B	—		—
William E. Niles	Series A	10,410	(1)(2)	*	*
Executive Vice President,	Series B	—		—
General Counsel and Secretary
John A. Orr	Series A	67,548	(1)(2)	*	*
Senior Vice President	Series B	—		—
George C. Platisa	Series A	10,410	(1)(2)	*	*
Executive Vice President and	Series B	—		—
Chief Financial Officer
Michael J. Pohl	Series A	13,448	(1)(2)	*	*
Director	Series B	—		—
Jose A. Royo(7)	Series A	16,502	(1)(2)	*	*
President, Chief Operating	Series B	—		—
Officer and Director
Carl E. Vogel	Series A	3,830	(1)	*	*
Director	Series B	—		—
All directors and executive officers as a group (10 persons)	Series A	491,764	(1)(2)(3)(4)(5)(6)	3.6%	31.6%
	Series B	618,525	(4)(5)	84.3%

*	Less than one percent

(1)	Includes, as applicable, the following restricted shares of our Series A common stock which remain subject to vesting as of March 31, 2010:

Name	Restricted Shares

William R. Fitzgerald	61,570
Philip J. Holthouse	3,958
Brian C. Mulligan	3,958
William E. Niles	1,330
John A. Orr	21,590
George C. Platisa	1,330
Michael J. Pohl	3,958
Jose A. Royo	2,660
Carl E. Vogel	3,352

(2)	Includes, as applicable, beneficial ownership of the following shares of our Series A common stock that may be acquired upon exercise of stock options that are exercisable within 60 days of March 31, 2010:

Name	Option Shares

William R. Fitzgerald	104,115
Philip J. Holthouse	8,271
Brian C. Mulligan	8,271
William E. Niles	8,637
John A. Orr	36,537
George C. Platisa	8,637
Michael J. Pohl	8,271
Jose A. Royo	12,956

(3)	Includes 20 shares of our Series A common stock owned by Mr. Holthouse jointly with his wife.

(4)	Includes 26,833 shares of our Series A common stock and 17,046 shares of our Series B common stock held by Mr. Malone’s wife, Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(5)	Includes 16 and 55,317 shares of our Series A common stock held by two trusts with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust. Also includes 2,570 shares of our Series A common stock and 9,178 shares of our Series B common stock held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone’s adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts but has disclaimed beneficial ownership of the shares held by the trusts for the benefit of his children.

(6)	Includes 1 share of our Series A common stock held by an IRA account.

(7)	Mr. Royo served as our President, Chief Operating Officer and director until his passing on May 18, 2010.

Changes in Control

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

PROPOSAL 1 — THE ELECTION OF DIRECTOR PROPOSAL

Board of Directors

Our company is governed by a board of directors. Pursuant to our bylaws, the size of the board shall be not less than three nor more than nine members, with the exact number of directors fixed from time to time by resolution adopted by affirmative vote of at least 75% of the directors then in office. The number of directors constituting the whole board is currently fixed at seven. As a result of the passing of Mr. Jose A. Royo on May 18, 2010, there are currently six directors on the board. Our board of directors may appoint a director to fill the vacancy created by Mr. Royo’s passing, but has not yet done so.

Our board of directors is divided into three classes. Our Class II directors, whose term will expire at the annual meeting, are Philip J. Holthouse and Brian C. Mulligan. These directors have been nominated for re-election to our board to continue to serve as Class II directors, and we have been informed that Mr. Holthouse and Mr. Mulligan are willing to continue to serve as directors of our company. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2013. Our Class III director, whose term will expire at the annual meeting of our stockholders in the year 2011, is William R. Fitzgerald. Mr. Royo was also a Class III director. Our Class I directors, whose term will expire at the annual meeting of our shareholders in year 2012, are John C. Malone, Michael J. Pohl and Carl E. Vogel.

If any nominee should decline re-election or should become unable to serve as a director of our company for any reason before re-election, votes will be cast for a substitute nominee, if any, designated by the board of directors, or, if none is so designated prior to the election, votes will be cast according to the judgment of the person or persons voting the proxy.

The following lists the two nominees for election as directors at the annual meeting and the five other directors of our company as of May 17, 2010, and includes as to each person how long such person has been a director of our company, such person’s professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the table below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director, as of March 31, 2010, is set forth in this proxy statement under the caption “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Management.”

Nominees for Election as Director

Philip J. Holthouse

•	Professional Background: A director of our company since September 2008. Mr. Holthouse is a partner with Holthouse Carlin & Van Trigt LLP, where he provides tax planning and tax consulting services for privately held businesses and high net-worth individuals primarily in the real estate, entertainment and service industries.

•	Other Public Company Directorships: Mr. Holthouse served on the board and audit committee of Napster, Inc. from January 2004 to October 2008.

•	Age: 51

•	Board Qualification: Mr. Holthouse brings to our board experience as a public company director and an audit committee member, coupled with an understanding of the entertainment and service industries in which we operate. His tax and accounting training enables him to provide our board with sophisticated financial insight.

Brian C. Mulligan

•	Professional Background: A director of our company since September 2008. Mr. Mulligan is the vice chairman of the media and telecom group of Deutsche Bank Securities. From February 2005 through August 2009, Mr. Mulligan was chairman of Brooknol Advisors, LLC, an advisory and investment firm specializing in media and entertainment. From April 2004 through January 2005, Mr. Mulligan was a senior executive advisor — media and entertainment with Cerberus Capital Management, L.P., an investment firm. From September 2002 to March 2004, Mr. Mulligan was a founder of and principal with Universal Partners, a group formed to acquire Universal Entertainment. Prior to that, Mr. Mulligan held various senior-level positions, including senior executive advisor with The Boston Consulting Group, Inc., chairman for Fox Television, Inc., chief financial officer of The Seagram Company Ltd., an entertainment and beverage company, co-chairman of Universal Pictures, Inc., executive vice president of operations at Universal Entertainment and executive vice president — corporate development and strategy at MCA Inc., an entertainment and media conglomerate.

•	Other Public Company Directorships: Mr. Mulligan served on the board of Napster, Inc. from March 2003 to October 2008 and was a director of Ascent Media Group, Inc., a predecessor of Ascent Media Group, LLC, our principal operating subsidiary (AMG), from December 2002 to September 2003.

•	Age: 50

•	Board Qualification: Mr. Mulligan brings to our board extensive executive experience in the entertainment and media sector coupled with financial expertise and the perspective of an investment banker. In addition, having previously served as a director of AMG, he has an understanding of our operating business and the history of our organization.

Directors Whose Term Expires in 2011

William R. Fitzgerald

•	Professional Background: A director of our company since September 2008. Mr. Fitzgerald is Chairman of the Board and Chief Executive Officer of our company. Mr. Fitzgerald has served as Chairman of AMG since July 2000. Mr. Fitzgerald has also served as a Senior Vice President of Liberty Media Corporation (Liberty Media), a media and communications company, since July 2000. Prior to joining Liberty Media, Mr. Fitzgerald served as Executive Vice President and Chief Operating Officer, Operations Administration for AT&T Broadband (formerly known as Tele-Communications, Inc. (TCI)), a cable televisions company, from 1999 to 2000 and was Executive Vice President and Chief Operating Officer of TCI Communications, Inc., a wholly-owned subsidiary of TCI, from 1998 to 1999.

•	Other Public Company Directorships: Mr. Fitzgerald has served as a director of Expedia, Inc. since March 2006. In addition, Mr. Fitzgerald served as a director of Cablevision Systems Corporation from 1999 to 2000.

•	Age: 52

•	Board Qualification: Mr. Fitzgerald brings to our board 30 years of experience in the media and telecommunications industries. He has an in-depth understanding of our operating business and the history of our organization coupled with significant executive and leadership experience.

Jose A. Royo

•	Professional Background: A director of our company from September 2008. Mr. Royo served as President and Chief Executive Officer of AMG from February 2008, and from the spin-off also served as President and Chief Operating Officer of our company. From July 2001 until his appointment as CEO, Mr. Royo served in various positions at AMG, including Vice President of the New Products Division, Senior Vice President of the Digital Services Group, and Chief Technology Officer. Mr. Royo passed away on May 18, 2010.

•	Other Public Company Directorships: None.

•	Age: 44

•	Board Qualification: Mr. Royo brought to our board an intimate knowledge of our business and our technology which was acquired as he rose through the management ranks of our company. Considered a true leader in our organization, his experience assisted our board in formulating strategic alternatives and creating a long-term vision.

Directors Whose Term Expires in 2012

John C. Malone

•	Professional Background: A director of our company since January 2010. Mr. Malone has served as the Chairman of the Board and a director of Liberty Media since 1994, as the Chief Executive Officer of Liberty Media from August 2005 to February 2006 and as the Chief Executive Officer of TCI from January 1994 to March 1997.

•	Other Public Company Directorships: Mr. Malone has served as the Chairman of the Board of Liberty Global, Inc. (LGI) since June 2005 and Chairman of the Board of DIRECTV since November 2009. Previously, he served as Chairman of the Board of LGI’s predecessor, Liberty Media International, Inc., from March 2004 to June 2005, as Chairman of the Board of DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009 and as Chairman of the Board of TCI from November 1996 until March 1999. He has served as a director of Discovery Communications Inc. since September 2008 and served as Chairman of the Board of its predecessor, Discovery Holding Corporation (DHC), from March 2005 to September 2008, and as a director of DHC from May 2005 to September 2008. Mr. Malone has served as a director of (i) InterActiveCorp since May 2006, (ii) Expedia, Inc. since August 2005, (iii) Sirius XM Radio Inc. (Sirius) since April 2009 and (iv) Live Nation Entertainment, Inc. since January 2010. Mr. Malone served as a director of (i) the Bank of New York Company, Inc. from June 2005 to April 2007, (ii) Cablevision Systems Corp. from March 2005 to June 2005 and (iii) UnitedGlobalCom, Inc. from January 2002 to June 2005.

•	Age: 69

•	Board Qualification: Mr. Malone, as President of TCI, co-founded Liberty Media and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills and provides our board with executive leadership experience and long-term vision.

Michael J. Pohl

•	Professional Background: A director of our company since September 2008. Mr. Pohl serves as an advisor to companies in the technology, media and telecommunications industries. From December 2008 through April 2009, Mr. Pohl served as a consultant to ARRIS Group, Inc., a communications technology company specializing in the design and engineering of broadband networks, where he served as the interim Vice President and General Manager of the On Demand Systems Division from December 2007 through December 2008. Mr. Pohl was President of Global Strategies at C-COR Incorporated from January 2005 to December 2007, when C-COR Incorporated was acquired by ARRIS Group, Inc. Mr. Pohl served as the President and Chief Executive Officer of nCUBE Corporation from 1999 to 2005.

•	Other Public Company Directorships: Mr. Pohl has served on the board and compensation committee of BigBand Networks, Inc. (BigBand) since May 2009 and on its audit committee since June 2009. In addition, Mr. Pohl was appointed as Chairman of the Board of BigBand in February 2010.

•	Age: 58

•	Board Qualification: Mr. Pohl brings to our board valuable technological insight and 25 years of extensive experience in the media and telecommunications industries. His management experience and financial expertise is complemented by his knowledge of applied sciences.

Carl E. Vogel

•	Professional Background: A director of our company since December 2009. Mr. Vogel is currently a Senior Advisor to DISH Networks Corporation (DISH), a publicly-traded company providing pay-TV services, and served as President of DISH from September 2006 until February 2008 and Vice Chairman of DISH from June 2005 until March 2009. Mr. Vogel is also a partner of SCP Worldwide LLC, a sports, media and entertainment company that owns and operates a variety of companies including the St. Louis Blues of the National Hockey League and Real Salt Lake of Major League Soccer. From October 2007 until March 2009, Mr. Vogel served as a Senior Advisor to EchoStar Corporation (EchoStar), a publicly-traded company in the digital set-top box and satellite services businesses. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc. (Charter), a publicly-traded company providing cable television and broadband services. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel held various executive positions with DISH from 1994 until 1997, including serving as the President from 1995 until 1997.

•	Other Public Company Directorships: Mr. Vogel has served on the board of DISH since May 2005. In addition Mr. Vogel is serving on the board of directors and audit committees of Shaw Communications, Inc., Universal Electronics Inc. and NextWave Wireless Inc. Mr. Vogel is also currently serving as the chair of NextWave Wireless Inc.’s audit committee. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of EchoStar. From October 2001 to January 2005, Mr. Vogel served on the board of Charter.

•	Age: 52

•	Board Qualification: Mr. Vogel brings to our board of directors extensive executive leadership experience and board experience in the media and telecommunications industries, along with professional accounting and financial expertise.

Vote and Recommendation

Approval of the election of director proposal requires the affirmative votes of a plurality of the shares of our common stock outstanding on the record date that are voted, in person or by proxy, at the annual meeting. This means that Mr. Holthouse and Mr. Mulligan will be elected if they receive more affirmative votes than any other persons.

Our board of directors unanimously recommends a vote FOR the election of the nominees to our board of directors.

PROPOSAL 2 — THE AUDITORS RATIFICATION PROPOSAL

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.

Even if the selection of KPMG LLP is ratified, the audit committee of our board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be in the best interests of our company and our stockholders. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2010.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2009 and 2008, and fees billed for other services rendered by KPMG LLP following the spin-off of our company from DHC in September 2008:

	2009	2008

Audit fees	$1,228,444	1,052,352
Audit related fees(1)	67,000	—

Audit and audit related fees	1,295,444	1,052,352
Tax fees(2)	224,049	72,847

Total fees	$1,519,493	1,125,199

(1)	Audit related fees consist of audits of financial statements of certain employee benefit plans.

(2)	Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Our audit committee adopted a policy dated November 6, 2008 regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

•	audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with our periodic reports, registration statements and other documents filed or issued in connection with a securities offering (including comfort letters and consents), (iii) attestations of our management’s reports on internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

•	audit-related services as specified in the policy, including (i) due diligence services, (ii) financial audits of employee benefit plans, (iii) consultations with management as to accounting or disclosure treatment of transactions not otherwise considered audit services, (iv) attestation services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related to dispositions and (vii) general assistance with implementation of Securities and Exchange Commission (SEC) rules or listing standards; and

•	tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, and tax due diligence.

Notwithstanding the foregoing general pre-approval, any individual project involving the provision of pre-approved services that is likely to result in fees in excess of $100,000 requires the specific prior approval of our audit committee. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. Philip J. Holthouse currently serves as the chairman of our audit committee.

Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by our independent auditor during 2009 were approved in accordance with the terms of the policy.

Vote and Recommendation

Approval of the auditors ratification proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock outstanding on the record date that are present, in person or by proxy, voting together as a single class, at the annual meeting.

Our board of directors unanimously recommends a vote FOR the auditors ratification proposal.

PROPOSAL 3 — THE STOCKHOLDER PROPOSAL

We received the following resolution and supporting statement sponsored by GAMCO Asset Management Inc. and the following affiliated stockholders: GAMCO Investors, Inc., Gabelli Funds, LLC, Gabelli Securities, Inc., MJG Associates, Inc., Teton Advisors, Inc., Gabelli Foundation, Inc., GGCP, Inc., and Mario J. Gabelli. Information regarding these stockholders is available under “Security Ownership of Certain Beneficial Owners and Management — Security Ownership of Certain Beneficial Owners.” In addition, the address and stock ownership for these stockholders, as they provided to us, will be furnished promptly to any stockholder of record upon oral or written request to our Secretary at our offices. We are including the stockholder proposal in this proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

The following stockholder proposal and supporting statement is presented verbatim and in its entirety as submitted by the above stockholders. We have not undertaken any review of the veracity or relevance of the statements and are not responsible for the accuracy or inaccuracy of any statements contained therein.

“RESOLVED: that the stockholders of Ascent Media Corporation (the “Company”) request the Board of Directors redeem the preferred share purchase rights issued pursuant to the Rights Agreement, dated as of September 17, 2008, as amended, unless the holders of a majority of the outstanding shares of common stock approve the issuance at a meeting of the stockholders held as soon as practical.

SUPPORTING STATEMENT:

As of September 17, 2008, the Board of Directors adopted a Rights Agreement. The Rights represent a corporate anti-takeover device, commonly known as a “poison pill.” Absent Board intervention, the Rights are exercisable when a person or group acquires a beneficial interest in 15% or more of the outstanding common stock of the Company. Under certain circumstances, the Rights may be exercisable when a person or group acquires a beneficial interest in 10% or more of the outstanding common stock of the Company. Once exercisable, the Rights entitle holders to purchase shares of the Company’s Junior Participating Preferred Stock.

We oppose the use of Rights to prevent a potential bidder from effecting any merger or tender offer that is not approved by the Board of Directors. A poison pill stops a potential bidder from taking their offer directly to the stockholders even if an overwhelming majority would have accepted the offer. The potential bidder must instead negotiate with management, and a Board or management may sometimes have interests that conflict with interests of the stockholders. In effect, the pill allows a Board to arrogate to itself the sole right to determine what price a potential buyer must pay to acquire the entire company. The power of stockholders to accept an offer by a potential bidder provides an important check and balance on management and the Board in their stewardship of the stockholders’ interests. We believe the stockholders should retain the right to decide for themselves what represents a fair price for their holdings.

WE URGE STOCKHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.”

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO PROPOSAL NO. 3:

Our board of directors unanimously recommends a vote AGAINST the Stockholder Proposal.

If adopted, the Stockholder Proposal would constitute a non-binding request that the board redeem the preferred share purchase rights issued pursuant to our Rights Plan.

Our board believes that it would be a mistake to terminate the Rights Plan at this time, and that requiring an unnecessary stockholder vote on this issue would waste corporate resources and undermine the board’s fundamental role to direct the management of the business and affairs of the company in accordance with the interests of all stockholders.

Our company’s board of directors adopted the Rights Plan to enhance the ability of the board, in a manner consistent with its fiduciary duties, to preserve and protect stockholder value in the event of certain unsolicited takeover attempts. The Rights Plan encourages potential acquirers to negotiate directly with our board of directors, which strengthens our company’s bargaining position with the bidder. Our board believes that it is in the best position to negotiate on behalf of all stockholders, to evaluate the adequacy of any potential offer, and to protect stockholders against potential abuses during the takeover process. The opportunity of the board of directors to seek a higher price on behalf of all stockholders in a takeover contest is significantly greater than the ability of any individual stockholder to seek a higher price on its own behalf. The Rights Plan also gives the board of directors greater control over the timing of any acquisition transaction. In the event of any unsolicited proposal that the board determines to be inadequate or unfair, such control over timing could enable the board to seek alternatives to maximize the value of our company for all stockholders.

Examples of takeover tactics that may harm stockholders include “creeping” acquisitions of our company’s stock in the open market, hostile tender offers made at less than a fair price, and partial and two-tiered tender offers that may discriminate against late-tendering shareholders. The Rights Plan gives our board of directors a powerful tool to discourage such tactics. It is not intended to prevent, and will not prevent, any takeover proposal that our board of directors determines to be in the best interests of our company and our stockholders.

There is evidence that the stockholders of takeover targets benefit from shareholders rights plans, such as the Rights Plan. Based on a study of 526 unsolicited takeover attempts from 1985 through 1998, professors Randall Heron and Erik Lie found that “poison pills do not reduce the likelihood of a takeover and are associated with both higher takeover premiums and higher stockholder gains.” Heron and Lie, “On the Use of Poison Pills and Defensive Payouts by Takeover Targets”, Journal of Business, vol. 79, no. 4, p. 1783 at 1785 (The University of Chicago, copyright 2006). Over 1,000 U.S. public companies maintained a shareholders rights plan at 2009 year-end, according to FactSet Research Systems Inc.

Our board believes that the protections afforded by the Rights Plan are particularly valuable to our company because of our significant cash position, which could enable a hostile bidder to “bootstrap” a bid for our company, in effect using our company’s own cash to finance the bulk of the acquisition price.

In recommending a vote against the Stockholder Proposal, our board of directors is not suggesting that it will, without question, retain the Rights Plan until its scheduled expiration in 2018. Any determination to retain, amend or revoke the Plan will be made after careful deliberation, conducted in light of such reliable data and information as the board determines at such time, and in accordance with the board’s continuing fiduciary responsibilities to our company and its stockholders. However, the board believes that terminating the Rights Plan at this time would take away an essential tool to protect stockholders and would be contrary to the best interests of our company and our stockholders.

Vote and Recommendation

Approval of the stockholder proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock outstanding on the record date that are present, in person or by proxy, voting together as a single class, at the annual meeting.

Our board of directors unanimously recommends a vote AGAINST the stockholder proposal.

MANAGEMENT

Executive Officers

The following lists the executive officers of our company (other than William R. Fitzgerald, our Chairman of the Board and Chief Executive Officer, and Jose A. Royo, our late President and Chief Operating Officer, whose backgrounds are described under “Proposal 1 — The Election of Director Proposal”), their ages and a description of their business experience, including positions held with our company.

Name	Positions

William E. Niles Age: 46	Mr. Niles has served as Executive Vice President and General Counsel of AMG since January 2002, and, since the spin-off of our company from DHC in September 2008, has also served as Executive Vice President and General Counsel of our company. From August 2006 through February 2008, Mr. Niles was a member of AMG’s executive committee. Prior to 2002, Mr. Niles was a senior executive handling legal and business affairs within AMG and its predecessor companies.
John A. Orr Age: 47	Mr. Orr has served as Senior Vice President, Corporate Development, of our company since September 2008. Mr. Orr worked with Liberty Media from August 1996 until December 2008, spearheading numerous acquisition opportunities and serving most recently as Vice President of Investor Relations from 2003 until December 2008.
George C. Platisa Age: 53	Mr. Platisa has served as Executive Vice President and Chief Financial Officer of AMG since May 2001, and, since the spin-off of our company from DHC in September 2008, has also served as Executive Vice President and Chief Financial Officer of our company. From August 2006 through February 2008, Mr. Platisa was a member of AMG’s executive committee.

Our executive officers will serve in such capacities until the next annual meeting of our board of directors, or until their respective successors have been duly elected or appointed, or until their earlier death, resignation or removal from office. There is no family relationship between any of our executive officers or directors, by blood, marriage or adoption.

During the past ten years, none of our directors or executive officers has had any involvement in any legal proceedings that would be material to an evaluation of his ability or integrity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met.

Director Independence

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no disqualifying direct or indirect material relationship with our company. To assist our board of directors in determining which of our directors qualify as independent for purposes of The Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board follows the Corporate Governance Rules of The Nasdaq Stock Market on the criteria for director independence.

Our board of directors has determined that each of Philip J. Holthouse, Brian C. Mulligan, Michael J. Pohl and Carl E. Vogel qualifies as an independent director of our company.

Board Composition

As described above under “Proposal 1 — The Election of Director Proposal”, our board is comprised of directors with a broad range of backgrounds and skill sets, including media and telecommunications, auditing and tax. For more information on our board’s position with respect to the importance of diverse viewpoints on our board, see “— Committees of the Board of Directors — Nominating and Corporate Governance Committee” below.

Board Leadership Structure

Our By-laws currently provide that the Chairman of the Board shall be the Chief Executive Officer of our company, unless our board of directors determines otherwise. William R. Fitzgerald, who has served as the Chairman of our principal operating subsidiary, AMG, since 2000, currently serves as our Chairman of the Board and Chief Executive Officer (principal executive officer) and is responsible for identifying and implementing strategic initiatives. Prior to the passing of Jose A. Royo, who served as our President and the chief executive officer of AMG, Mr. Royo was responsible for the day to day operations of AMG, served as a director of our company and contributed to board discussions along with Mr. Fitzgerald and the other directors. Although Mr. Fitzgerald served the dual roles of Chairman of the Board and Chief Executive Officer of our company, our board believed that the allocation of responsibilities between Mr. Fitzgerald and Mr. Royo represented the best leadership structure for our company at the time because, among other reasons, it enabled Mr. Fitzgerald to foster clear accountability and effective decision making at the board level, while Mr. Royo focused on the daily management of our operating company.

With Mr. Royo’s passing on May 18, 2010, the board has designated Mr. Fitzgerald to serve as interim chief executive officer of AMG, due to Mr. Fitzgerald long-term’s relationship with AMG and his in-depth understanding of its business. The board does not believe that Mr. Fitzgerald’s service as interim chief executive officer of AMG will negatively impact Mr. Fitzgerald’s ability to effectively lead our board in his role as Chairman. Rather, our board believes that Mr. Fitzgerald remains the director best situated to serve as Chairman of the Board because he is the director most familiar with our company’s business and industry and is also the person most capable of effectively indentifying strategic priorities and leading the discussion and execution of strategy.

In addition, the key members of all committees of the board are independent directors. Each member of the compensation committee, nominating and corporate governance committee and audit committee is independent. Further, an independent director, Carl E. Vogel, is the chairman of the executive committee of our board of directors. Through these committees, we have established independent processes for the effective oversight of critical issues entrusted to independent directors, such as the integrity of our financial statements, CEO and senior management compensation, board evaluation and selection of directors. For more information on the function of our board committees, see “— Committees of the Board of Directors” below.

For the above reasons, our board does not believe that a separation of the Chairman of the Board and Chief Executive Officer positions will provide any meaningful additional oversight. Moreover, our board believes its current leadership structure positions our company to achieve the optimal result for its stockholders. At the present time, our board firmly believes that combining the offices contributes to a more efficient and effective board. Because Mr. Fitzgerald bears primary responsibility for the strategic management and leadership of our company, our board believes that Mr. Fitzgerald is best suited to chair board meetings and ensure that key business issues and stockholders’ interests are brought to the attention of our board.

Board Role in Risk Oversight

Our board of directors has an active role, as a whole and at the committee level, in overseeing the management of our company’s risks. Our board regularly reviews information regarding our credit, liquidity, operations, strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks, as well as the risks associated with each. The compensation committee is responsible for overseeing the management of risks relating to our incentive compensation plans and arrangements. The audit committee oversees management of financial risks. The nominating and corporate governance committee manages risks associated with the independence of the board and, together with the audit committee, potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports and management presentations to the full board about such risks.

Committees of the Board of Directors

Executive Committee

Our board of directors has established an executive committee, whose chairman is Carl E. Vogel and whose other members are William R. Fitzgerald and, prior to his passing, Jose A. Royo. The principal purpose of the executive committee is to assist our board of directors in the performance of its duties and responsibilities between regularly scheduled meetings of the board and at any time when the board is not in session or otherwise unable to act, by exercising the power and authority of the board to manage the business and affairs of our company with respect to (i) such matters as shall be delegated to the executive committee by resolution of the board and (ii) any other lawful matters to the extent the executive committee, in its discretion, determines that it is necessary or advisable to attend to such matters prior to the next regularly scheduled meeting of the board. As such, the executive committee generally has and may exercise all the powers and authority of our board in the management of the business and affairs of our company, including without limitation the power and authority to authorize the issuance of shares of our capital stock. However, the executive committee shall have no power or authority in reference to the following matters:

•	approving, adopting or recommending to the stockholders of our company any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval;

•	adopting, amending or repealing any bylaws of our company;

•	fixing the size of our board of directors or filling any vacancies on our board or on any committee of our board; or

•	the matters or powers expressly conferred upon the audit committee, the compensation committee, and the nominating and corporate governance committee.

Compensation Committee

Our board of directors has also established a compensation committee, whose chairman is Michael J. Pohl and whose other members are Philip J. Holthouse and Brian C. Mulligan. The compensation committee reviews and makes recommendations to our board regarding all forms of compensation provided to our executive officers and directors. In addition, the compensation committee reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees and has sole responsibility for the administration of our incentive plans.

The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers. The compensation committee also reviews and approves the compensation of our chief executive officer and certain other officers of our company. For a description of our processes and policies for consideration and determination of executive and director compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

The compensation committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation. In 2009, the compensation committee engaged Craford Benefit Consulting (which we refer to as Craford) to assist the compensation committee and our human resources department with the compilation and analysis of historical compensation information and market and proxy data on our peer companies as they relate to compensation of our named executive officers (as defined below) and our incentive programs. In addition, Craford provided analysis on the LTIP (as defined below) and MIP (as defined below), collected information on market data and market survey information and reviewed the roles of certain of our executives to better align the responsibilities attributed to an executive with such executive’s level within our company. Also in 2009, Craford assisted our company in the implementation of a performance management software system.

Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.ascentmediacorporation.com/Compensation-Committee-Charter.aspx.

Compensation Committee Interlocks and Insider Participation

In 2009, the compensation committee of our board of directors consisted of Michael J. Pohl, Philip J. Holthouse and Brian C. Mulligan. No member of the compensation committee is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose chairman is Brian C. Mulligan and whose other members are Philip J. Holthouse and Michael J. Pohl. See “— Director Independence” above.

The nominating and corporate governance committee:

•	develops qualification criteria for selecting candidates to serve as directors of our company;

•	identifies individuals qualified to become directors of our company and makes recommendations to our board with respect thereto;

•	reviews and approves “related person transactions” (as set forth in our corporate governance guidelines); and

•	reviews, and makes recommendations with respect to changes to, our corporate governance guidelines.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such nominations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Nominating and Corporate Governance Committee, Ascent Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under “Stockholder Proposals” below, and must contain the following information:

•	the proposing stockholder’s name and address and documentation indicating the number of shares of our common stock beneficially owned by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

•	the candidate’s name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate’s qualifications, as described below;

•	a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

•	any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

•	a representation as to whether the proposing stockholder intends to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

•	a representation that the proposing stockholder intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election; and

•	a signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific, minimum criteria; however, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

•	independence from management;

•	his or her unique background, including education, professional experience and relevant skill sets;

•	judgment, skill, integrity and reputation;

•	industry experience;

•	existing commitments to other businesses as a director, executive or owner;

•	personal conflicts of interest, if any; and

•	the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to our board of directors.

The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is essential that the board members represent diverse viewpoints.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to the board of directors, it may recommend to the full board that candidate’s nomination and election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director’s past attendance at, and participation in, meetings of the board of directors and its committees and the director’s formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

The nominating and corporate governance committee (with Mr. Holthouse and Mr. Mulligan abstaining and recusing themselves from this discussion ) has determined that Mr. Holthouse and Mr. Mulligan continue to be qualified to serve as directors of the company and have recommended to the board of directors that they be nominated for re-election to serve as Class II directors for a three-year term. The nominations of Mr. Holthouse and Mr. Mulligan have been approved by the entire board of directors.

Our board of directors has adopted a written charter for the nominating and corporate governance committee and corporate governance guidelines, which are available on our website at www.ascentmediacorporation.com/

Nominating-Corporate-Governance-Committee-Charter.aspx and www.ascentmediacorporation.com/Corporate-Governance-Guidelines.aspx, respectively.

Audit Committee

Our board of directors has established an audit committee, whose chairman is Philip J. Holthouse and whose other members are Brian C. Mulligan, Michael J. Pohl and Carl E. Vogel. See “— Director Independence” above.

The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee’s functions include, among other things:

•	appointing or replacing our independent auditors;

•	reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

•	reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

•	reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

•	reviewing our management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

•	reviewing compliance with applicable SEC and stock exchange rules regarding audit committees; and

•	preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.ascentmediacorporation.com/Audit-Committee-Charter.aspx.

Audit Committee Report

Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of The Nasdaq Stock Market. Each member of the audit committee also satisfies the SEC’s independence requirements for members of audit committees. Each of Mr. Holthouse, Mr. Mulligan and Mr. Vogel is an “audit committee financial expert” under applicable SEC rules and regulations.

The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

The audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management’s assessment of the effectiveness of our internal control over financial reporting and KPMG LLP’s evaluation of the effectiveness of our internal control over financial reporting. The audit committee has also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications With Audit Committees), as amended, and as adopted by the Public Accounting Oversight Board in Rule 3200T, plus the additional matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), as modified or supplemented, including that firm’s judgment about the quality of our accounting principles, as applied in its financial reporting.

KPMG LLP has provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, as modified or supplemented, and the audit committee has discussed with KPMG LLP that firm’s independence from the company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 12, 2010 with the SEC and amended by Amendment No. 1 on Form 10-K/A, which was filed on April 30, 2010 with the SEC.

Submitted by the Members of the Audit Committee
Philip J. Holthouse
Brian C. Mulligan
Michael J. Pohl
Carl E. Vogel

Other

Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

Board Meetings

During 2009, there were 13 meetings of our full board of directors, 4 meetings of our compensation committee, 6 meetings of our nominating and corporate governance committee, 11 meetings of our audit committee and no meetings of our executive committee.

Director Attendance at Annual Meetings

Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. All but two of our board members then serving attended our 2009 annual meeting of stockholders.

Stockholder Communication with Directors

Our stockholders may send communications to our board of directors or to an individual director, in each case, c/o Ascent Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

Executive Sessions

In 2009, the independent directors of our company met at 3 executive sessions without management participation. Any interested party who has a concern regarding any matter which it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Ascent Media Corporation, c/o Ascent Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Philip J. Holthouse, Brian C. Mulligan, Michael J. Pohl and Carl E. Vogel.

Risk Assessment in Compensation Programs

Following the completion of a risk assessment of our compensation programs applicable to all employees, we have concluded that the design and operation of our compensation programs do not provide our employees with incentive to engage in business activities or other actions that would threaten the value of our company or the investment of our stockholders. We have also concluded that any risks associated with our compensation programs are not reasonably likely to have a material adverse effect on our company.

EXECUTIVE COMPENSATION

This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to:

•	William R. Fitzgerald;

•	George C. Platisa;

•	William E. Niles;

•	John A. Orr; and

•	Jose A. Royo.

Mr. Fitzgerald is our principal executive officer; Mr. Platisa is our principal financial officer; and Messrs. Niles and Orr are executive officers of our company. Prior to his passing on May 18, 2010, Jose A. Royo was an executive officer of our company and president and chief executive officer of AMG. Mr. Fitzgerald is currently acting as president and chief executive officer of AMG on an interim basis, in addition to his other duties. Currently our company does not have any other executive officers. We refer to Messrs. Fitzgerald, Platisa, Niles, Orr and Royo in this proxy statement collectively as our named executive officers.

Compensation Discussion and Analysis

Overview

The compensation committee of our board of directors has responsibility for overseeing the compensation of our named executive officers and ensuring that their compensation packages are consistent with the company’s compensation objectives. In furtherance of this purpose, our compensation committee reviews and makes recommendations regarding all cash-based components of the executive officers’ compensation packages and approves periodic corporate goals and objectives upon which compensation decisions are made. The compensation committee also administers our equity incentive plans and has the authority to make and modify grants under, and to approve or disapprove participation in, such plans.

Objectives

The compensation program for our named executive officers was designed to meet the following objectives that align with and support our strategic business goals:

•	attracting and retaining executive managers with the industry knowledge, skills, experience and talent to help our company attain its strategic objectives and build long-term company value;

•	emphasizing variable performance-based compensation components, which include equity-based compensation, by linking individual compensation with corporate operating metrics as well as individual professional achievements;

•	aligning the interests of management of our company with the interests of our shareholders; and

•	aligning the interests of management of AMG with the interests of our shareholders.

Principles

The following principles are used to guide the design of our executive compensation program and to ensure that the program is consistent with the objectives described above:

•	Competitive Positioning. We believe that our executive compensation program must provide compensation to our named executive officers that is both reasonable in relation to, and competitive with, the compensation paid to similarly situated employees of companies in our industry and companies with which we compete for talent. These companies include major motion picture studios, broadcast and cable programmers, numerous independent creative services providers, technology suppliers and companies in various industries that operate or manage data and communications networks. See “— Setting Executive Compensation” below.

•	“Pay for Performance” Philosophy. We believe our compensation program should align the interests of our named executive officers with the interests of our company and our shareholders by strengthening the link between pay and company and individual performance. Variable compensation, including plan-based awards, may represent a significant portion of the total compensation mix for our named executive officers.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer provides recommendations to the compensation committee with respect to all elements of compensation proposed to be paid to the other named executive officers in conjunction with his evaluation of their performance.

Setting Executive Compensation

Consistent with the principles outlined above, the compensation committee considers compensation data relating to other companies in reviewing and approving the compensation packages of our named executive officers. In 2008, the compensation committee engaged an outside consultant to compile compensation data for a select group of peer companies that operate in various markets within the technology, media, communications and entertainment industries, and include client-based, business-to-business service providers and operators of global data networks. This peer group was comprised of the following 14 publicly traded U.S. companies, with which our company shares various business characteristics, and which we compete for talent:

Activision Blizzard	Akamai Technologies
Crown Media Holdings	DreamWorks Animation
Hughes Communications	Liberty Media Corporation
Lions Gate Entertainment	Navarre
Palm	RealNetworks
Schawk	Take-Two Interactive Software
ValueClick	VeriSign

The compensation committee reviewed and analyzed this comparative data and, coupled with the committee members’ general business and industry knowledge and experience, established compensation levels for our named executive officers that the compensation committee believes to be both reasonable and competitive. The compensation committee did not establish any specific benchmarking targets in connection with its comparative review.

Elements of 2009 Executive Compensation

For 2009, the principal components of compensation for our named executive officers were:

•	base salary;

•	bonus or non-equity incentive compensation;

•	equity incentive compensation; and

•	limited perquisites and personal benefits.

A summary of each element of the compensation program for our named executive officers is set forth below. We believe that each element complements the others and that together they serve to achieve our compensation objectives.

Base Salary

We provide competitive base salaries to attract and retain high-performing executive talent. We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for executives. The base salary level of each named executive officer is generally determined based on the responsibilities performed by such officer, his or her experience, overall effectiveness and demonstrated leadership ability, the performance expectations set for such officer, and competitive market factors. Notwithstanding the compensation committee’s favorable assessment of the named executive officers’ performance, the compensation committee determined not to make any changes to the base salaries of the named executive officers for 2009 as part of our company’s overall cost containment initiatives.

Bonus

Also consistent with our company’s cost containment initiatives, none of our named executive officers, except for Mr. Orr, received a cash bonus for services to our company for the 2009 calendar year. The compensation committee determined to grant Mr. Orr a cash bonus based on its positive review of Mr. Orr’s performance in 2009 and an evaluation of market data. The compensation committee took into account a number of qualitative factors in determining to grant Mr. Orr a bonus for 2009, without giving a specific weight to any single factor. In addition, based on the compensation committee’s review of market data for comparable executives, the compensation committee determined that Mr. Orr’s total cash compensation for 2009 was significantly below that of his peers and, accordingly, he should be awarded a cash bonus for his 2009 performance. The other named executive officers, who also received favorable reviews for their 2009 performance, received an equity award grant in lieu of a cash bonus. See “— Equity Incentive Compensation” below.

Non-Equity Incentive Compensation

MIP.  The compensation committee determined not to grant any awards in 2009 under AMG’s Management Incentive Plan (which we refer to as the MIP). The MIP has historically provided for annual cash incentive awards based on company and individual performance. In response to the impact of the global economic recession, AMG decided to suspend the MIP for the 2009 calendar year as a cost saving measure.

LTIP.  Each of Messrs. Niles, Platisa and Royo have participated in AMG’s 2006 Long-Term Incentive Plan, as amended and restated as of September 9, 2008 (which we refer to as the LTIP). The LTIP provides for the grant by AMG of awards which we refer to as phantom appreciation rights or PARs to key employees of AMG. Subject to vesting in accordance with the LTIP, each PAR measures the increase, if any, in the Value (as defined below) of a phantom unit under the LTIP from the grant date to the date of exercise, in each case as defined in accordance with the LTIP. The LTIP is administered by a committee, which has authority to determine eligibility under the LTIP, to grant PARs to eligible personnel thereunder, to interpret the LTIP for all purposes, including the authority to make the calculations required by the LTIP in accordance with the terms thereof, and to make any adjustments provided for under the LTIP (including, as discussed below, certain adjustments to PAR Values), subject, in certain cases, to the approval of our compensation committee.

Pursuant to the LTIP, the Value of a phantom unit under the LTIP as of any valuation date is equal to the sum of (i) 6% of cumulative free cash flow (as defined in the LTIP) over a period of up to six years, divided by 500,000 plus (ii) the calculated value of AMG, based on a formula set forth in the LTIP, divided by 10,000,000 (which we refer to as the Company Value Component). A maximum of 500,000 PARs may be granted under the LTIP. PARs that are exercised and paid, and PARs that are forfeited or canceled or otherwise not paid, are available for re-grant under the Plan. As of March 31, 2010, an aggregate of 337,000 PARs have been granted and are outstanding under the LTIP.

Under the LTIP, cumulative free cash flow is defined as the aggregate free cash flow, as of any valuation date, for all calendar years beginning on or after January 1, 2006 and ending on or before the applicable valuation date. Under the LTIP, free cash flow is defined as, for any calendar year:

•	the aggregate EBITDA of AMG;

•	less the sum of the capital expenditures of AMG for such year;

•	plus the aggregate cash amount actually expended by AMG for such year for payment of taxes other than federal or state income taxes;

•	plus the portion of any debt service payments allocable to interest on any outstanding debt of AMG for such year.

The LTIP defines the value of AMG for the purpose of calculating the Company Value Component as the sum of:

•	7.5 times the aggregate EBITDA of AMG for the calendar year last ended, excluding for this purpose EBITDA under certain long-term networks services contracts; plus

•	the present value of the free cash flow projected to be generated over the life of such long-term networks services contracts, using a 10% discount rate;

•	minus the sum of any indebtedness of AMG, the liquidation value of any preferred equity interests, and the aggregate amount of AMG’s obligations under the then outstanding vested PARs, and any amounts that are or may become payable under certain deferred compensation arrangements entered into by AMG or subsidiaries of AMG; calculated in each case as provided under the LTIP. Such value is calculated on a periodic basis pursuant to the terms of the LTIP.

In connection with a September 2008 amendment relating to our sale of the AccentHealth business, (which we refer to as the LTIP Amendment), AMG distributed to grantees who held PARs at the date of the sale certain amounts (which we refer to as AH Distributions) representing the increase in Value of a phantom unit under the LTIP attributable to the increase in the value of AccentHealth and the cumulative cash flow of AccentHealth from adoption of the LTIP through the date of the sale. The AH Distributions commenced in February 2009 and will be made, with respect to Messrs. Niles, Platisa and Royo, as follows:

Name	February 2009	August 2009	February 2010	August 2010	February 2011	Total

William E. Niles	$418,000	$83,600	—	—	—	$501,600
George C. Platisa	$418,000	$83,600	—	—	—	$501,600
Jose A. Royo	$295,398	$74,550	$25,783	$25,783	$25,783	$447,297

Following the date of the LTIP Amendment, the Value of phantom units under the LTIP no longer includes the value and free cash flow of AccentHealth, and the grant date Value of outstanding PARs was adjusted to reflect the exclusion, as described below.

As of December 31, 2009, (i) Messrs. Niles, Platisa and Royo had received grants, made as of August 3, 2006, of 60,000 PARs, 60,000 PARs and 35,000 PARs, respectively (which we refer to as the August 2006 Grants) and (ii) Mr. Royo had received an additional grant, made as of February 11, 2008, of 35,000 PARs (which we refer to as the February 2008 Grant), in each case subject to vesting as described below. The initial Value of the PARs granted pursuant to the August 2006 Grants was $50.50 as of the date of such grants, and was adjusted downward to $45.25 pursuant to the LTIP Amendment. The initial Value of the PARs granted pursuant to the February 2008 Grant was $49.91 as of the date of such grant, and was adjusted downward to $40.72 pursuant to the LTIP Amendment. There were no grants under the LTIP in 2009.

The amount, if any, by which the Value of a phantom unit on the exercise date of a PAR exceeds the grant date Value of a phantom unit is referred to under the LTIP as the “PAR Value” of such PAR. As of December 31, 2009, all PARs granted prior to such date had a PAR Value of zero (if exercised on such date) because the Value of each such PAR was less than the grant date Value of such PAR.

Awards under the LTIP (including the right to receive any future AH Distributions, as applicable) are subject to vesting. Unless otherwise determined by the committee in connection with any grant, and set forth in the applicable grant agreement, each award under the LTIP will vest in 12 equal quarterly installments over the 36-month period following the Grant Date, so long as the grantee remains continuously employed by our company on a full-time basis. A grantee who dies or becomes disabled while employed will be 100% vested in his or her PARs as of the date of death or disability.

Upon the termination of employment of a grantee, for any reason other than a termination for Cause as defined in the LTIP, such grantee will be deemed to exercise all of his or her vested PARs on the grantee’s termination date, based on the PAR Value as of the valuation date last preceding or on the date of termination, and all unvested PARs will be terminated. All PARs, whether vested or unvested, will automatically terminate unexercised upon any termination of employment of the grantee for Cause. All vested PARs then outstanding will be automatically exercised upon a change of control (as defined in the LTIP) or, if no change of control has then occurred, on

March 31, 2012, which is referred to under the LTIP as the Payment Date. Pursuant to the LTIP, PARs may not be exercised in any other manner except as described above.

Following the exercise of vested PARs, if the PAR Value of such vested PARs is greater than zero, the grantee shall be entitled to receive consideration in the amount of such PAR Value, including interest (in the event of an exercise upon a change of control) from the date of exercise to the date of payment at the rate of three month LIBOR as published in the Wall Street Journal. Such consideration shall be payable at the earlier of the Payment Date and six months after the grantee’s separation from service (as defined in the LTIP). Any such consideration and all AH Distributions shall be payable in cash or, at the discretion of the committee, in shares of any publicly-traded class or series of common stock of AMG (if AMG is at such time a publicly-traded corporation) or of any corporate affiliate of AMG designated by the committee.

Under the LTIP, we have a right to require Messrs. Niles, Platisa and Royo to repay or return to our company any cash or shares paid to him under the LTIP, in the event of a material restatement of our financial statements resulting from their material noncompliance with any financial reporting requirement under applicable securities laws, provided that such material noncompliance resulted from misconduct on the part of the applicable executive.

Equity Incentive Compensation

Consistent with our compensation philosophy, we seek to align the interests of our named executive officers with those of stockholders by awarding equity-based incentive compensation, ensuring that our executives have a continuing stake in the long-term success of our company and our subsidiaries.

The Ascent Media Corporation 2008 Incentive Plan (which we refer to as the incentive plan) provides for the grant of a variety of incentive awards, including non-qualified stock options, stock appreciation rights (which we refer to as SARs), restricted shares, stock units, cash awards and performance awards and is administered by our compensation committee. On January 16, 2009, under the incentive plan, each of Messrs. Niles and Platisa received a grant of options to purchase 27,640 shares of our Series A common stock and Mr. Royo received a grant of options to purchase 41,460 shares of our Series A common stock at an exercise price of $25.09 (which was the closing market price on the grant date). Those options vest quarterly over a four-year period and have a term of ten years, subject to certain specified early termination events. Messrs. Fitzgerald and Orr did not participate in this grant because they had already received equity awards at the end of 2008.

In addition, on March 1, 2010 the compensation committee granted each of Messrs. Fitzgerald, Royo, Platisa and Niles an award of restricted shares to reward them for their 2009 performance. The restricted shares vest in four equal quarterly installments with the first such installment having vested on March 17, 2010. These restricted shares were granted in lieu of cash bonuses to better align the interests of such executive officers with our stockholders and were based on the compensation committee’s favorable review of each of their performance in 2009. The compensation committee took into account a number of qualitative factors in determining to reward these named executive officers for their 2009 performance, without giving a specific weight to any single factor. Mr. Orr did not participate in this grant because he had received a grant in 2008 consisting of both options and restricted shares, and the compensation committee determined that his existing equity compensation is a significant enough portion of his total compensation to ensure that his interests are aligned with those of our stockholders. Rather, Mr. Orr received a cash bonus for his services in 2009 as described under “— Bonus” above.

Pursuant to the incentive plan, if a grantee’s employment terminates by reason of death of disability, any equity awards then held by such grantee shall immediately vest in full, unless the applicable award agreement provides otherwise.

Perquisites and Personal Benefits

In the year ended December 31, 2009, the limited perquisites and personal benefits provided to our named executive officers consisted generally of term life insurance premiums and 401(k) matching contributions. We also offered our named executive officers other benefits that are available on the same basis to all of our salaried employees, such as medical and disability insurance premiums.

Relocation Assistance and Related Tax Gross-Up

Consistent with our objective to attract and retain a high-performing executive management team, we may recruit candidates from throughout the U.S. to fill executive level openings and will reimburse the newly hired executive for relocation costs. To the extent such reimbursement is taxable to the recipient, we may also provide a cash payment to the recipient to offset the tax payable on such reimbursement, in whole or in part, taking into account the tax payable by the recipient on such tax gross-up as well.

Changes to Compensation Programs for 2010

The compensation committee has reviewed the compensation to be paid to Mr. Orr for the 2010 calendar year in light of his experience and responsibilities as an officer of our company and has determined to increase Mr. Orr’s annual base salary to better align his base salary with those of his market peers. The base salaries of the other named executive officers for 2010 will remain the same as part of our company’s cost containment initiatives. In February 2010, AMG determined not to implement the MIP for the 2010 plan year. To date, there have been no grants under the LTIP in 2010; however, the compensation committee reserves the right to make grants under the LTIP at any time or from time to time. We expect that any cash bonus paid to our executive officers for their 2010 performance will be determined in the discretion of the compensation committee.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers during the years ended December 31, 2009, 2008 and 2007 for services to our company and its subsidiaries. Such compensation includes amounts paid:

•	following the date of our spin-off, by us directly;

•	following the date of our spin-off, to Mr. Fitzgerald and Mr. Orr by Liberty Media for which we reimbursed Liberty Media pursuant to the terms of the Services Agreement, dated as of July 21, 2005 (which we refer to as the services agreement), between DHC and Liberty Media, which was assigned by DHC to our company in connection with the spin-off;

•	prior to the date of the spin-off, to Mr. Fitzgerald by Liberty Media, to the extent allocated to services provided by Mr. Fitzgerald to DHC and its subsidiaries, including AMG, under the services agreement; and

•	to Messrs. Niles, Platisa and Royo, by AMG.

Summary Compensation Table

							Non-Equity
							Incentive
Name and					Stock	Option	Plan		All Other
Principal Position	Year	Salary		Bonus	Awards(1)(2)	Awards(1)	Compensation(3)		Compensation		Total

William R. Fitzgerald	2009	$426,248	(4)	—	—	—	—		$5,384	(5)(9)	$431,632
Chairman and Chief	2008	$415,188	(6)	$59,108	$1,999,999	$3,789,884	—		$30,707		$6,294,886
Executive Officer	2007	$332,500	(6)	—	—	—	—		$49,875		$382,375
William E. Niles	2009	$509,845		—	—	$336,655	—		$8,770	(9)	$855,270
Executive Vice	2008	$488,842		—	—	—	$687,663	(7)(8)	$8,501	(9)	$1,185,006
President, General	2007	$440,000		—	—	—	$143,320	(7)	$7,948	(9)	$591,268
Counsel and Secretary
John A. Orr	2009	$321,250		$125,000	—	—	—		$1,826	(9)	$448,076
Senior Vice President	2008	$83,389	(6)	$54,844	$799,993	$1,432,356	—		$11,119	(6)	$2,381,701
	2007	—		—	—	—	—		—		—
George C. Platisa	2009	$509,845		—	—	$336,655	—		$10,320	(9)	$856,820
Executive Vice	2008	$490,323		—	—	—	$680,872	(7)(8)	$9,951	(9)	$1,181,146
President and Chief	2007	$475,000		—	—	—	$147,595	(7)	$9,484	(9)	$632,079
Financial Officer
Jose A. Royo(10)	2009	$623,077		—	—	$504,983	—		$8,886	(9)	$1,136,946
President and Chief	2008	$563,846		—	—	—	$661,908	(7)(8)	$1,377	(9)	$1,227,131
Operating Officer	2007	$337,731	(11)	—	—	—	$77,006	(7)	$372	(9)	$415,109

(1)	The aggregate grant date fair value of stock awards and option awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 12 to our consolidated financial statements for the year ended December 31, 2009 (which are included in our Annual Report on Form 10-K as filed with the SEC on March 12, 2010).

(2)	Does not include restricted stock awards granted in March 2010 for services rendered in 2009. See “— Compensation Discussion and Analysis — Elements of 2009 Executive Compensation — Equity Incentive Compensation ‘” above.

(3)	Amounts granted pursuant to the LTIP (which include PARs and the AH Distributions) represent non-equity incentive compensation. Because the Value of each PAR granted to our named executive officers does not exceed the initial Value of such PARs, as of December 31, 2009, the PAR Value of each such PAR, as of December 31, 2009, is zero. Accordingly, no amounts are recorded in the Summary Compensation Table reflecting the value of any outstanding PARs held by our named executive officers. The full amounts of the AH Distributions (including future payments) are recorded in the Summary Compensation Table. See footnote (7) below.

(4)	Includes amounts for Mr. Fitzgerald’s salary for January 2009 paid to Liberty Media pursuant to the services agreement.

(5)	Includes amounts paid to Mr. Fitzgerald for tax preparation fees.

(6)	Includes amounts paid by our company and/or DHC, as applicable, to Liberty Media pursuant to the services agreement for portions of the applicable officer’s salary and benefits.

(7)	Includes, as applicable, the following amounts paid pursuant to the MIP:

	Amounts ($)
Name	2008	2007

William E. Niles	186,063	143,320
George C. Platisa	179,272	147,595
Jose A. Royo	214,611	77,006

(8)	Includes, as applicable, the following amounts paid, and to be paid, as AH Distributions:

Name	Amounts ($)

William E. Niles	501,600
George C. Platisa	501,600
Jose A. Royo	447,297

(9)	Includes the following matching contributions to the applicable named executive officer’s 401(k) account:

	Amounts ($)
Name	2009	2008	2007

William E. Niles	8,250	7,750	7,500
George C. Platisa	9,800	9,200	9,000
John A. Orr	1,498	—	—
Jose A. Royo	8,250	—	—

Includes the following term life insurance premiums:

	Amounts ($)
Name	2009	2008	2007

William R. Fitzgerald	384	—	—
William E. Niles	520	751	448
John A. Orr	328	—	—
George C. Platisa	520	751	484
Jose A. Royo	636	1,377	372

(10)	Mr. Royo served as our President, Chief Operating Officer and director until his passing on May 18, 2010.

(11)	Includes $10,231 paid to retroactively increase Mr. Royo’s salary for the year ended December 31, 2006.

Employment Agreements

Each of Messrs. Fitzgerald and Orr has entered into an employment agreement with our company, and each of Messrs. Platisa, Niles and Royo has entered an employment agreement with AMG, which agreements in each case set forth the respective terms and conditions of the applicable named executive officer’s employment. The material terms of the employment agreements of our named executive officers are set forth below.

Term

The term of the employment agreements of each of Messrs. Fitzgerald and Orr is five years, commencing effective as of September 17, 2008 (the date of the spin-off of our company from DHC) and ending on September 16, 2013. The term of the employment agreements of each of Messrs. Niles, Platisa and Royo is five years, commencing on September 1, 2006 and ending on August 31, 2011.

Base Salary

Pursuant to their respective employment agreements, each of our named executive officers receives a base salary that is subject to an annual review for increase by the compensation committee. The 2009 base salaries for each of our named executive officers are set forth in the “Summary Compensation Table” above.

Bonus

Each of Messrs. Fitzgerald and Orr is eligible to receive a bonus in a certain range based on percentages of the applicable named executive officer’s base salary (75% to 150% in the case of Mr. Fitzgerald, and 50% to 75% in the case of Mr. Orr). Each of Messrs. Fitzgerald’s and Orr’s entitlement to receive such bonus, and the actual amount thereof, is determined by the compensation committee in its sole discretion based on the applicable named executive officer’s achievement of certain performance criteria as the compensation committee may establish in its sole discretion.

Equity Incentive Awards

Each of the employment agreements of Messrs. Fitzgerald and Orr memorialized stock option and restricted stock grants previously made under the incentive plan to the applicable named executive officer, as previously reported. Mr. Fitzgerald’s employment agreement provided for the grant of the following equity awards: (i) options to purchase 347,059 shares of our Series A common stock at an exercise price of $21.81 and (ii) 91,701 restricted shares of our Series A common stock. Mr. Orr’s employment agreement provided for the grant of the following equity awards: (i) options to purchase 121,799 shares of our Series A common stock at an exercise price of $23.16 and (ii) 34,542 restricted shares of our Series A common stock. See “— Outstanding Equity Awards at Fiscal Year-End” below.

Non-Equity Incentive Awards

The employment agreements of each of Messrs. Platisa, Niles and Royo entitle the applicable named executive officer to participate in the MIP and the LTIP or any similar plan. For a description of the MIP and the LTIP, and amounts paid thereunder with respect to the fiscal year ended December 31, 2009, see “— Compensation Discussion and Analysis — Elements of 2009 Executive Compensation — Non-Equity Incentive Compensation” above.

Termination

The terms and conditions of compensation payable upon termination of the employment of each named executive officer are summarized in “— Potential Payments Upon Termination or Change-in-Control” below.

Gross-Up

Under Mr. Fitzgerald’s employment agreement, if any payment or distribution in the nature of compensation (as defined in Section 280G(b)(2) of the Code) to or for the benefit of Mr. Fitzgerald would be subject to excise tax imposed by Section 4999 of the Code, Mr. Fitzgerald will be entitled to receive a gross-up payment equivalent on an after-tax basis to the amount of such excise tax.

Effect on Prior Arrangements

From the date of the spin-off until the date of their respective employment agreements, each of Messrs. Fitzgerald and Orr provided services to our company under the services agreement. Under the services agreement, Liberty Media agreed to make available the services of certain Liberty Media personnel, including Messrs. Fitzgerald and Orr, to our company and we agreed to reimburse Liberty Media for that portion of such personnel’s salary and benefits as allocated to such personnel’s service to our company.

As a result of the execution of Mr. Fitzgerald’s employment agreement, beginning in February 2009, we pay Mr. Fitzgerald’s base salary directly and have no reimbursement obligation to Liberty Media with respect thereto. Mr. Fitzgerald’s base salary for January 2009 was payable by Liberty Media pursuant to the services agreement and partially reimbursable by our company. Liberty Media ceased providing compensation to Mr. Orr, and our reimbursement obligation to Liberty Media respect thereto ceased, on December 31, 2008. See “Certain Relationships and Related Transactions, and Director Independence — Transactions with Related Persons — Services Agreement with Liberty Media” below.

Grants of Plan-Based Awards

The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2009.

		All Other Option
		Awards: Number of
		Securities	Exercise or Base	Grant Date Fair
		Underlying Options	Price of Option	Value of Stock and
Name	Grant Date	(#)(1)	Awards ($)	Option Awards ($)

William R. Fitzgerald	—	—	—	—
William E. Niles	1/16/2009	27,640	$25.09	$336,655
John A. Orr	—	—	—	—
George C. Platisa	1/16/2009	27,640	$25.09	$336,655
Jose A. Royo	1/16/2009	41,460	$25.09	$504,983

(1)	Vests quarterly over 4 years from grant date. See “— Compensation Discussion and Analysis — Elements of 2009 Executive Compensation — Equity Incentive Compensation” above.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information regarding unexercised options to acquire shares of our common stock, and unvested restricted stock awards, which were outstanding as of December 31, 2009 and held by any of our named executive officers, including those awards granted during 2009 and reflected in the “Grants of Plan-Based Awards” table above.

	Option Awards				Stock Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares
	Underlying	Underlying			Stock That	or Units of
	Unexercised	Unexercised	Option	Option	Have	Stock That
	Options-	Options-	Exercise	Expiration	not	Have not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)

William R. Fitzgerald
Option Awards
Series A	86,763	260,296 (1)	$21.81	9/17/2018	—	—
Stock Awards
Series A	—	—	—	—	63,045 (3)	$1,609,539
William E. Niles
Option Awards
Series A	5,181	22,459 (2)	$25.09	1/16/2019	—	—
Stock Awards
Series A	—	—	—	—	—	—
John A. Orr
Option Awards
Series A	30,448	91,351 (1)	$23.16	9/17/2018	—	—
Stock Awards
Series A	—	—	—	—	23,748 (3)	$606,286
George C. Platisa
Option Awards
Series A	5,181	22,459 (2)	$25.09	1/16/2019	—	—
Stock Awards
Series A	—	—	—	—	—	—
Jose A. Royo(4)
Option Awards
Series A	7,773	33,687 (2)	$25.09	1/16/2019	—	—
Stock Awards
Series A	—	—	—	—	—	—

(1)	Vests quarterly over five years from September 17, 2008.

(2)	Vests quarterly over four years from January 16, 2009.

(3)	Vests quarterly over four years from September 17, 2008.

(4)	All of Mr. Royo’s unvested equity awards immediately vested upon his passing on May 18, 2010.

Option Exercises and Stock Vested

No options to purchase shares of our common stock were exercised by our named executive officers during the year ended December 31, 2009.

The following table sets forth information regarding the vesting of restricted stock held by our named executive officers, in each case, during the year ended December 31, 2009.

	Stock Awards
	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#)(1)	($)

William R. Fitzgerald
Series A	22,925	$583,270
John A. Orr
Series A	8,635	$219,697

(1)	Includes shares withheld in payment of withholding taxes at election of holder.

Potential Payments Upon Termination or Change-in-Control

Each of the employment agreements of our named executive officers provides for certain severance payments in the event of the termination of the employment of the applicable named executive officer, with adjustments to be made to such severance payments if such named executive officer’s employment is terminated concurrently with or following a change of control of our company.

Change of Control

Under each of the employment agreements of Messrs. Fitzgerald and Orr, a change of control of our company will be deemed to have occurred if any of the following occurs:

(i) any person or group (other than Mr. Malone and certain affiliates, each of whom we refer to as an Ascent Permitted Holder) acquires, together with stock already held by such person or group, more than 50% of the total fair market value or more than 50% of the total voting power of the stock of our company;

(ii) any person or group (other than an Ascent Permitted Holder) acquires, in a single transaction or in multiple transactions during a 12-month period, assets of our company having a gross fair market value of 40% or more of the total gross fair market value of all of our company’s assets immediately prior to such acquisition or acquisitions;

(iii) any person or group (other than an Ascent Permitted Holder) acquires, in a single transaction or in multiple transactions during a 12-month period, 30% or more of the total voting power of the stock of our company; or

(iv) a majority of our company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors before the date of appointment or election.

Under each of the employment agreements of Messrs. Royo, Niles and Platisa, a change of control of AMG will be deemed to have occurred if any person or group (other than one or more of a parent entity of AMG, Mr. Malone and certain affiliates of each, each of whom we refer to as an AMG Permitted Holder):

(i) acquires, directly or indirectly, all or substantially all of the assets of AMG; or

(ii) becomes the beneficial owner of more than 50% of the aggregate voting power of AMG’s outstanding voting securities, and such person or group beneficially owns a greater percentage of such aggregate voting power than owned in the aggregate by the AMG Permitted Holders, subject to certain exceptions.

Termination for Cause

If our company (in the case of Messrs. Fitzgerald and Orr) or AMG (in the case of Messrs. Niles, Platisa and Royo) terminates any named executive officer’s employment for “Cause,” our company or AMG, as applicable, will have no further liability or obligations under the applicable agreement to such named executive officer other than accrued but unpaid base salary, vacation days and expenses. “Cause” is defined in each employment agreement to include: breaches of material obligations under the applicable employment agreement; continued failure to perform the applicable named executive officer’s duties; material violations of company policies or applicable laws and regulations; fraud, dishonesty or misrepresentation; gross negligence in the performance of duties; conviction of a felony or crime of moral turpitude; and other misconduct that is materially injurious to our financial condition or business reputation.

Termination Without Cause

If our company terminates the employment of Mr. Fitzgerald or Mr. Orr without cause, our company becomes obligated to pay the applicable named executive officer:

(i) accrued but unpaid base salary and vacation time;

(ii) a severance payment equal to:

•	if termination occurs prior to a change of control, as defined in the employment agreement, the product of 2 (in the case of Mr. Fitzgerald) or 1 (in the case of Mr. Orr) times the sum of (A) the named executive officer’s base salary (B) plus the named executive officer’s minimum target bonus (equal to 75%, in the case of Mr. Fitzgerald, or 50%, in the case of Mr. Orr, of the named executive officer’s base salary); or

•	if termination occurs concurrently with or following such a change of control, the product of 2.5 (in the case of Mr. Fitzgerald) or 1.5 (in the case of Mr. Orr) times the sum of (A) the named executive officer’s base salary (B) plus the named executive officer’s minimum target bonus (equal to 75%, in the case of Mr. Fitzgerald, or 50%, in the case of Mr. Orr, of the named executive officer’s base salary);

(iii) accrued but unpaid bonus for the calendar year prior to the year in which the termination occurs; and

(iv) incurred but unpaid expenses.

If AMG terminates the employment of Mr. Royo, Mr. Niles or Mr. Platisa without cause, AMG becomes obligated to pay the applicable named executive officer:

(i) accrued but unpaid base salary and vacation time;

(ii) a severance payment equal to:

•	if termination occurs prior to a change of control, as defined in the employment agreement, the named executive officer’s base salary times 2.0; or

•	if termination occurs concurrently with or following such a change of control, the product of 2.5 times the sum of (A) the named executive officer’s base salary and (B) an amount equal to the named executive officer’s average bonus award under the MIP for the preceding two years (or, if greater, 60% of the named executive officer’s target award under the MIP for the year of termination), in each case calculated as a percentage of base salary and applied to the named executive officer’s then current base salary;

(iii) in lieu of any award payable under the MIP with respect to the applicable year of termination:

•	if termination occurs prior to a change of control, as defined in the employment agreement, and (i) on a date that is on or prior to June 30 of the calendar year in which the termination occurs, an amount equal to the product of the named executive officer’s base salary for the year of termination multiplied by the named executive officer’s average bonus award under the MIP for the preceding two years, calculated as a percentage of base salary and applied to the named executive officer’s then current base salary (or, if greater, 60% of the named executive officer’s target award under the MIP for the year of termination), in each case calculated as a percentage of base salary, or (ii) on a date that is after June 30 of such calendar year, the greater of the amount determined in item (i) above or an amount equal to the named executive officer’s actual bonus award under the MIP for the applicable year, in each case prorated to the date of termination; or

•	if termination occurs concurrently with or following such change of control, an amount equal to the named executive officer’s average bonus award under the MIP for the preceding two years (or, if greater, 60% of the named executive officer’s target award under the MIP for the year of termination), in each case calculated as a percentage of base salary and applied to the named executive officer’s then current base salary, prorated to the date of termination; and

(iv) incurred but unpaid expenses.

Termination with Good Reason

Subject to certain notice provisions and our company’s rights with respect to a cure period or AMG’s rights with respect to a renegotiation period, as applicable, each of our named executive officers may terminate his employment for “Good Reason” and receive the same payments as if such named executive officer’s employment was terminated without Cause. “Good Reason” is defined in each employment agreement to include:

•	in the case of Mr. Fitzgerald, a material reduction in base salary, a material reduction in Mr. Fitzgerald’s responsibilities with our company, a material change in the office or location at which Mr. Fitzgerald is required to perform services and a material breach by our company of any provision in the Fitzgerald Employment Agreement;

•	in the case of Mr. Orr, a material reduction in base salary and a material breach by our company of any provision of the Orr Employment Agreement; and

•	in the case of Messrs. Niles, Platisa and Royo, a reduction in base salary, a breach by AMG of any material term of the applicable employment agreement, the relocation of the applicable named executive officer’s principal place of employment by more than 35 miles and the failure of the parties to negotiate a new, mutually acceptable employment agreement following a change of control.

Death or Disability

In the event any of our named executive officers dies or becomes disabled during such named executive officer’s term of employment, our company or AMG, as applicable, becomes obligated to pay such named executive officer (or his legal representative, as applicable):

(i) any accrued but unpaid base salary and vacation time;

(ii) incurred but unpaid expenses;

(iii) in the case of Mr. Fitzgerald, a lump sum amount equal to Mr. Fitzgerald’s annual base salary in effect on the date of termination multiplied by 2 (except if Mr. Fitzgerald is covered by our company’s basic life insurance group benefit plan, in which case the lump sum will be reduced to an amount equal to Mr. Fitzgerald’s annual base salary in effect on the date of termination);

(iv) in the case of Messrs. Niles or Platisa, a lump sum amount equal to such named executive officer’s monthly base salary in effect on the date of termination for the lesser of six months or the remainder of the term of the applicable employment agreement; and

(v) in the case of Mr. Royo an amount equal to the present value of the payments of base salary Mr. Royo would have received during the 24-month period following such termination, calculated by applying a 6% annual rate of interest without compounding. Mr. Royo passed away on May 18, 2010.

Non-Renewal

Each of the employment agreements of Messrs. Fitzgerald, Niles, Platisa and Royo provides that, absent a prior change of control, if a new employment agreement is not executed to continue the applicable named executive officer’s employment beyond the term of the employment agreement, such named executive officer will be deemed terminated without Cause (except that if such named executive officer does not accept an offered employment agreement on terms at least as favorable as the employment agreement then in effect, such named executive officer shall be entitled to 1.0 times base salary, rather than 2.0 times base salary, as a severance payment).

LTIP

For a description of the LTIP and the PARs granted thereunder, see “— Compensation Discussion and Analysis — Elements of 2009 Executive Compensation — Non-Equity Incentive Compensation — LTIP” above. In the event of a change of control of AMG with respect to each PAR granted to a grantee that remains an employee of AMG or one of its subsidiaries on the date of such change of control:

•	the grantee will become 100% vested in such grantee’s PARs as of the date of such change of control; and

•	the grantee will be deemed to have exercised such grantee’s PARs as of the date of such change of control, with the applicable PAR Value to be determined by the LTIP committee in good faith based on the fair market value of the net proceeds received in connection with the change of control.

Under the LTIP, a “change in control” will be deemed to have occurred if there occurs a change in ownership of AMG or a change in ownership in a substantial portion of AMG’s assets. A change in ownership is deemed to have occurred if any person acquires ownership of the equity of AMG that constitutes more than 50% of the total fair market value or more than 50% of the total voting power of the equity of AMG. However, if any person or group already owns more than 50% of the total fair market value or more than 50% of the total voting power of AMG equity at the time of such acquisition, the acquisition of additional equity by the same person or group is not considered to cause a change in ownership. A change in the ownership of a substantial portion of AMG’s assets is deemed to have occurred if any person or group acquires 40% or more of the total gross fair market value of AMG’s assets. In either case, there is no change in control when there is a transfer to a person that is controlled by the shareholders of AMG immediately after the transfer.

Incentive Plan

Under certain conditions, including the occurrence of certain approved transactions, a board change or a control purchase (all as defined in the incentive plan), options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise. At the time an award is granted, the compensation committee will determine, and the relevant agreement will provide for, any vesting or early termination, upon a holder’s termination of employment with our company, of any unvested options, SARs, stock units or restricted shares, and the period following any such termination during which any vested options, SARs and stock units must be exercised. Unless otherwise provided in the relevant agreement, (1) no option or SAR may be exercised after its scheduled expiration date, (2) if the holder’s service terminates by reason of death or disability (as defined in the incentive plan), his or her options or SARs shall remain exercisable for a period of at least one year following such termination (but not later than the scheduled expiration date) and (3) any termination of the holder’s service for “cause” (as defined in the incentive plan) will result in the immediate termination of all options, SARs and stock units and the forfeiture of all rights to any restricted shares retained distributions, unpaid dividend equivalents and related cash amounts held by such terminated holder. If a holder’s service terminates due to death or disability, options and SARs will become immediately exercisable, the restrictions on restricted shares will lapse and stock units will become fully vested, unless individual agreements state otherwise.

Benefits Payable Upon Termination or Change in Control

The following table sets forth benefits that would have been payable to each named executive officer if the employment of such named executive officer had been terminated on December 31, 2009, assumes that all salary, bonus and expense reimbursement amounts due on or before December 31, 2009 had been paid in full as of such date and, with the exception of the remaining AH Distributions payable to Mr. Royo, does not include any amounts payable pursuant to the LTIP as the PAR Value of all PARs granted prior to December 31, 2009 was zero on such date. For more information regarding the number of PARs held by our named executive officers see “— PARs” below.

				Termination
			Termination	Without Cause or
			Without Cause or	for Good Reason
	Voluntary	Termination	for Good Reason	(no Change in
Name	Termination	for Cause	(Change in Control)	Control)	Death	Disability

William R. Fitzgerald
Severance	—	—	$1,863,750	$1,491,000	$852,000	$852,000
Bonus	—	—	—	—	—	—
Restricted Stock	—	—	$1,609,539	—	$1,609,539	$1,609,539
Options	$322,766	—	$1,291,059	$322,766	$1,291,059	$1,291,059
Total	$322,766	—	$4,764,348	$1,813,766	$3,752,598	$3,752,598
William E. Niles
Severance	—	—	$1,661,421	$982,000	$245,500	$245,500
Bonus	—	—	$173,569	$173,569	—	—
Restricted Stock	—	—	—	—	—	—
Options	$2,281	—	$12,162	$2,281	$12,162	$12,162
Total	$2,281	—	$1,847,152	$1,157,850	$257,662	$257,662
John A. Orr
Severance	—	—	$731,250	$487,500	—	—
Bonus	—	—	—	—	—	—
Restricted Stock	—	—	$606,286	—	$606,286	$606,286
Options	$72,167	—	$288,664	$72,167	$288,664	$288,664
Total	$72,167	—	$1,626,200	$559,667	$894,950	$894,950
George C. Platisa
Severance	—	—	$1,643,009	$982,000	$245,500	$245,500
Bonus	—	—	$166,204	$166,204	—	—
Restricted Stock	—	—	—	—	—	—
Options	$2,281	—	$12,162	$2,281	$12,162	$12,162
Total	$2,281	—	$1,821,375	$1,150,485	$257,662	$257,662
Jose A. Royo(1)
Severance	—	—	$1,956,750	$1,200,000	$1,133,784	$1,133,784
Bonus	—	—	$182,700	$182,700	—	—
Restricted Stock	—	—	—	—	—	—
Options	$3,421	—	$18,242	$3,421	$18,242	$18,242
AH Distribution	—	—	$51,566	—	$51,566	$51,566
Total	$3,421	—	$2,209,258	$1,386,121	$1,203,592	$1,203,592

(1)	Mr. Royo passed away on May 18, 2010.

PARs.  The following sets forth (i) the number of PARs held by our named executive officers that had vested as of December 31, 2009 and (ii) the number of PARs held by our named executive officers that would have vested as of December 31, 2009 assuming a change of control had occurred prior to such date:

		Number of PARs Held
		That Would Have Vested
	Number of PARs Held	as of December 31,
	That Had Vested as of	2009 Assuming a Change
Name	December 31, 2009	of Control

William R. Fitzgerald	—	—
William E. Niles	60,000	60,000
John A. Orr	—	—
George C. Platisa	60,000	60,000
Jose A. Royo	58,333	70,000

Compensation of Directors

Our directors who are also employees of our company receive no additional compensation for their services as directors. Each of our non-employee directors receives compensation for services as a director and, as applicable, for services as a member of any board committee, as described below. All of our directors are reimbursed for travel expenses relating to the attendance of our board or committee meetings.

Director Fees.  Each of our non-employee directors is paid an annual retainer fee of $55,000, payable quarterly in arrears effective as of September 17, 2009.

Director Plan.  The Ascent Media Corporation 2008 Non-employee Director Incentive Plan (which we refer to as the director plan) is administered by our entire board of directors. Our board has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The director plan is designed to provide our non-employee directors with additional remuneration for services rendered, to encourage their investment in our common stock (thereby increasing their proprietary interest in our business and increasing their personal interest in the continued success and progress of our company) and to aid in attracting persons of exceptional ability to become non-employee directors of our company. Our board may grant non-qualified stock options, SARs, restricted shares, stock units and cash awards or any combination of the foregoing under the director plan (which we refer to, collectively, as director awards).

The maximum number of shares of our common stock with respect to which director awards may be issued under the director plan is 500,000, subject to anti-dilution and other adjustment provisions of the director plan. Shares of our common stock issuable pursuant to director awards are made available from either authorized but unissued shares or shares that have been issued but reacquired by us (including shares purchased in the open market).

2009 Equity Grants.  On December 23, 2009, each of our non-employee directors received grants of restricted shares of our Series A common stock with a grant date fair value of $75,000. In addition, as compensation for our non-employee directors’ participation on the committees of our board of directors, on December 23, 2009, each of the chairs of our executive, audit, compensation and nominating and corporate governance committees received a grant of restricted shares of our Series A common stock with a grant date fair value of $15,000 and each member of our audit, compensation and nominating and corporate governance committees (excluding the chairs) received a grant of restricted shares of our Series A common stock with a grant date fair value of $5,000. All grants were made pursuant to our director plan. The restricted shares vest quarterly over two years with the first installment vested on February 13, 2010.

Director Compensation Table

The following table sets forth compensation earned or paid to our non-employee directors for services to our company during the year ended December 31, 2009.

	Fees Earned	Stock
	or Paid in	Awards
Name	Cash ($)	($)(1)(2)	Total ($)

Philip J. Holthouse	$55,000	$100,009	$155,009
Brian C. Mulligan	$55,000	$100,009	$155,009
Michael J. Pohl	$55,000	$100,009	$155,009
Carl E. Vogel	$4,219	$95,022	$99,241

(1)	The aggregate grant date fair value of stock awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 12 to our consolidated financial statements for the year ended December 31, 2009 (which are included in our Annual Report on Form 10-K as filed with the SEC on March 12, 2010).

(2)	As of December 31, 2009, our non-employee directors held the following stock incentive awards:

	Philip J.	Brian C.	Michael J.	Carl E.
	Holthouse	Mulligan	Pohl	Vogel

Options
Series A	11,030	11,030	11,030	—
Restricted Stock
Series A	4,604	4,604	4,604	3,830

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

We adopted a code of ethics and corporate governance guidelines to govern the review and approval of related party transactions. Under our code of ethics, any transaction which may involve an actual or potential conflict of interest and is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC must be approved by the audit committee, or another independent body of the board of directors designated by our board. Under our corporate governance guidelines, if a director has an actual or potential conflict of interest, the director must promptly inform our Chief Executive Officer and the chair of our audit committee. All directors must recuse themselves from any discussion or decision that involves or affects their personal, business or professional interests. In addition, an independent committee of our board, designated by our board, will resolve any conflict of interest issue involving a director, our Chief Executive Officer or any other executive officer. No related party transaction (as defined by Item 404(a) of Regulation S-K promulgated by the SEC) may be effected without the approval of such independent committee.

Transactions with Related Persons

Services Agreement with Liberty Media

Pursuant to the services agreement between Liberty Media and DHC, which was assumed by our company in connection with the spin-off, Liberty Media agreed to provide certain general and administrative services including legal, tax, accounting, treasury and investor relations support, as and to the extent requested by us. We agreed to reimburse Liberty Media for direct, out-of-pocket expenses incurred by Liberty Media in providing these services and for our allocable portion of costs associated with any shared services or personnel. The services agreement provides for Liberty Media and our company to review cost allocations every six months and adjust such charges, if appropriate. John C. Malone, a director of our company, is the Chairman of the Board of Liberty Media and beneficially owns Liberty Media common stock representing approximately 35.2% of Liberty Media’s aggregate voting power as of March 31, 2010. In 2009, we reimbursed Liberty Media approximately $156,000 for (i) certain general and administrative services provided by Liberty Media and (ii) the applicable portion of the 2009 base salary for Mr. Fitzgerald, our Chairman of the Board and Chief Executive Officer, each pursuant to the services agreement. See “Executive Compensation — Employment Agreements — Effect on Prior Arrangements.”

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2010 which will take place on July 9, 2010. We currently expect that our annual meeting of stockholders for the calendar year 2011 will be held during May or June of 2011. In order to be eligible for inclusion in the proxy materials for the 2011 annual meeting, any stockholder proposal must have been submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, on or before the close of business on January 28, 2011 unless a later date is determined and announced in connection with the actual scheduling of the annual meeting. To be considered for presentation at the 2011 annual meeting, any stockholder proposal must have been received at our executive offices at the foregoing address on or before the close of business on May 10, 2011 or such later date as may be determined and announced in connection with the actual scheduling of the annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act and, as with any stockholder (regardless of whether it is included in our proxy materials), our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Additional information can also be found on our website at http://www.ascentmediacorporation.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K and/or Amendment No. 1 on Form 10-K/A for the year ended December 31, 2009, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Ascent Media Corporation, 12300 Liberty Blvd., Englewood, Colorado 80112, telephone: (720) 875-5622, and we will provide you with the Annual Report or the Amendment No. 1 without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

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 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 9, 2010.

Vote by Internet · Log on to the Internet and go to www.envisionreports.com/ASCMA · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed, FOR Proposal 2 and AGAINST Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold	+

	01 - Philip J. Holthouse*	☐	☐	02 - Brian C. Mulligan*	☐	☐

*To serve as a Class II member of our board of directors until the 2013 annual meeting.

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2010.	☐	☐	☐	3.	Stockholder proposal relating to the redemption of the preferred share purchase rights issued pursuant to our Rights Agreement dated September 17, 2008, as amended.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01797B

2010 Annual Meeting Admission Ticket
2010 Annual Meeting of
Ascent Media Corporation Stockholders
Friday, July 9, 2010, 9:00 a.m.
The Fairmont Miramar Hotel
101 Wilshire Blvd., Santa Monica, CA
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

DRIVING DIRECTIONS
From Los Angeles International Airport (LAX) via Freeways:
•	Head east on Century Blvd.

•	Take the 405 San Diego Freeway North.

•	Transfer to the 10 Santa Monica Freeway West.

•	Exit at Fourth Street, turn right (heading North) on Fourth.

•	Make a left turn on Wilshire Boulevard, heading west.

•	Pass Second Street, the hotel will be on the right-hand side.
From Los Angeles International Airport (LAX) via Surface Streets:
•	Head North on Sepulveda Blvd. (#1).

•	Bear left, the left 2 lanes will become Lincoln Blvd. (#1) North.

•	Proceed North on Lincoln Blvd. through Marina Del Rey for about 7 miles.

•	Make a left turn on Wilshire Blvd. heading West for approximately 7 blocks.

•	Pass Second Street, the hotel will be on the right-hand side.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ascent Media Corporation

Notice of 2010 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — July 9, 2010
The undersigned appoints William E. Niles and George C. Platisa and each of them, with power to act without the other and with the right of substitution in each, the proxies of the undersigned to vote all shares of Ascent Media Corporation Series A Common Stock and Ascent Media Corporation Series B Common Stock held by the undersigned at the Annual Meeting of Stockholders to be held on July 9, 2010, and at any adjournments thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.
IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF THE LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS ON THE PROPOSALS LISTED ON THE OTHER SIDE OF THE PROXY CARD. IN THE EVENT THAT ANY OTHER MATTER MAY PROPERLY COME BEFORE THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF, THE PERSONS SET FORTH ABOVE ARE AUTHORIZED, AT THEIR DISCRETION, TO VOTE THE MATTER.
PLEASE SIGN ON THE OTHER SIDE AND RETURN PROMPTLY TO ASCENT MEDIA CORPORATION, C/O COMPUTERSHARE, P.O. BOX 43102, PROVIDENCE, RI, 02940-0568. IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET, OR SIGN AND RETURN A PROXY CARD, OR ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)